Exhibit 10.19

Execution Version

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), dated as of January 10, 2020, is by and between Trinity Capital Inc., a Maryland corporation (the “Corporation”), Trinity Capital Fund IV, L.P., a Delaware limited partnership (the “Fund”), and Trinity Capital Partners IV, LLC, a Delaware limited liability company and the general partner of the Fund (the “Fund GP”).

Recitals:

WHEREAS, the Corporation is a corporation organized under the Maryland General Corporation Law (the “MGCL”) and is wholly owned by Steven L. Brown (“Stockholder”), which owns all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”);

WHEREAS, the business and affairs of the Corporation are managed under the direction of the Corporation’s board of directors (the “Board of Directors”);

WHEREAS, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Shares and/or payment of the Cash Consideration (each as defined below), as applicable, are advisable and fair to, and in the best interests of, the Corporation and the Stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) submitted this Agreement and the transactions contemplated hereby to the Stockholder for its approval and adoption, and (iv) recommended that the Stockholder approve and adopt this Agreement and the transactions contemplated hereby;

WHEREAS, the Stockholder has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Fund is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (as amended, the “DRULPA”) and operated in accordance with the terms set forth in that certain Amended and Restated Agreement of Limited Partnership dated as of November 21, 2018 (such agreement, as amended from time-to-time, the “Partnership Agreement”);

WHEREAS, the Fund GP is a limited liability company organized under the Delaware Limited Liability Company Act (as amended, the “DLLCA”);

WHEREAS, pursuant to the Partnership Agreement, the business and affairs of the Fund are managed by or under the direction of the Fund GP;

WHEREAS, the Fund is owned by the limited partners of the Fund (the “Limited Partners”), who collectively own all of the issued and outstanding limited partnership interests of the Fund (the “LP Interests”), and the Fund GP, which owns the general partnership interest of the Fund (the “GP Interest”);

Execution Version

WHEREAS, pursuant to the Partnership Agreement, the Fund GP has the authority to effect a reorganization of the type contemplated by the Merger without obtaining the prior approval of the Limited Partners;

WHEREAS, the Fund GP has determined that the Merger is advisable and in the best interests of the Fund and the Limited Partners and has approved this Agreement and the Merger;

WHEREAS, as a result of, and immediately following, the Merger, (i) the assets and liabilities of the Fund and the Corporation will be the assets and liabilities of the Corporation, as the surviving corporation in the Merger; and (ii) the Stockholder, the former Limited Partners of the Fund, and either the Fund GP or its equity owners will own Common Stock;

WHEREAS, following the effective time of the Merger, the Corporation intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, it is contemplated that the issuance of Common Stock by the Corporation to the Limited Partners and the Fund GP pursuant to this Agreement will not be subject to the registration requirements contained in the Securities Act of 1933, as amended (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and subject to and on the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined below), in accordance with the MGCL, DRULPA and this Agreement, the Fund will merge with and into the Corporation, the separate legal existence of the Fund will cease, and the Corporation will continue as a Maryland corporation and the surviving entity in the Merger (the “Surviving Entity”). From and after the Effective Time:

(i)	the title to all real estate and other property owned by the Fund and the Corporation shall be vested in the Surviving Entity without reversion or impairment;

(ii)	the Surviving Entity shall have all liabilities of the Fund and the Corporation;

(iii)	all proceedings (if any) pending by or against the Fund or the Corporation may be continued as if the Merger had not occurred or the Surviving Entity may be substituted in the proceeding for a for the Fund;

(iv)	the name of the Surviving Entity shall be “Trinity Capital Inc.”; and

Execution Version

(v)	the Merger shall otherwise have the effects set forth herein and in the MGCL and DRULPA.

Section 1.2 Articles of Incorporation and Bylaws.

(a)       The articles of incorporation of the Corporation, as in effect immediately prior to the Effective Time (the “Articles of Incorporation”), shall be the articles of incorporation of the Surviving Entity following the Effective Time until duly amended in accordance with applicable law and the terms thereof.

(b)       The bylaws of the Corporation, as in effect immediately prior to the Effective Time (the “Bylaws”), shall be the bylaws of the Surviving Entity following the Effective Time until duly amended in accordance with applicable law and the terms thereof.

Section 1.3 Conversion of Limited Partnership Interests and GP Interest.

(a)	As of the Effective Time, by virtue of the Merger and without any further action on the part of the Fund, the Corporation, the Limited Partners, the Fund GP or the Stockholder,

(i)	each LP Interest issued and outstanding as of the Effective Time (including, if applicable, any LP Interest held by the Fund GP) shall be automatically converted into the right to receive its proportionate share of the LP Merger Consideration, as determined pursuant to Section 1.3(b) and (c) below; and

(ii)	the GP Interest issued and outstanding as of the Effective Time shall be automatically converted into the right to receive the GP Merger Consideration, as determined pursuant to Section 1.3(d) below.

All LP Interests and the Fund GP Interest, when and if converted in accordance with this Section 1.3(a), will no longer be outstanding, will automatically be cancelled, will cease to exist, and will thereafter represent only the right to receive the relevant portion of the Merger Consideration in respect of such cancelled LP Interests or GP Interest, as applicable. For purposes of this Agreement, the following definitions will apply:

“Adjustment Amount” means (i) the proceeds, if any, received by the Fund during the Adjustment Period from the sale of its equity, minus (ii) cash distributions, if any, made by the Fund during the Adjustment Period, plus (iii) the excess, if any, of the net sales proceeds received by the Fund from the sale of an asset during the Adjustment Period over the fair market value of the relevant asset as of the NAV Determination Date, minus (iv) the excess, if any, of the fair market value of an asset as of the NAV Determination Date over the net sales proceeds received by the Fund from the sale of such asset during the Adjustment Period, plus (v) without duplication of any other item in this definition, the net investment income of the Fund during the Adjustment Period, as determined in accordance with United States generally accepted accounting principles, minus (vi) such adjustment as the Fund Manager, with the consent of the Board of Directors, determines to be reasonable or appropriate in view of any material change during the Adjustment Period to a portfolio company in which the Fund has invested. For the avoidance of doubt, the Adjustment Amount can be a positive or negative number.

Execution Version

“Adjustment Period” means the period from but excluding the NAV Determination Date through the close of business on the fifth business day immediately prior to the Effective Date.

“Benchmark NAV” means the aggregate net asset value of the Fund determined on the NAV Determination Date.

“GP Total Dollar Value Merger Amount” means the value of the GP Interest, as allocated to the Fund GP on the statement of equity as of the last day of the Adjustment Period, as reasonably determined by the Fund GP and consented to by the Board of Directors.

“LP Total Dollar Value Merger Amount” means (i) the Benchmark NAV, minus (ii) the GP Total Dollar Value Merger Amount, plus (ii) the Adjustment Amount (which may be positive or negative).

“Merger Consideration” means, collectively, the LP Merger Consideration and GP Merger Consideration.

“NAV Determination Date” shall mean the last day of the last calendar quarter ended prior to the Merger for which the net asset value of the Fund was determined in the ordinary course of business.

“Per Share Price” means $15.00, or such higher amount as the Board of Directors deems necessary to satisfy the standard set forth in Section 23 of the 1940 Act.

(b)       The aggregate merger consideration payable to the Limited Partners, including the Fund GP relative to any LP Interest held by it (the “LP Merger Consideration”), will be an amount in cash and/or shares of Common Stock equal to the LP Total Dollar Merger Amount. Each Limited Partner will be entitled to receive its pro rata share of the LP Merger Consideration based on such Limited Partner’s Percentage Interest (as defined in the Limited Partnership Agreement) (each, an “LP Pro Rata Share”). Each Limited Partner may, at the election of such Limited Partner, receive its LP Pro Rata Share in cash and/or shares of Common Stock. For the avoidance of doubt, the Fund GP may not elect a Cash Portion relative to the LP Interest held by it.

(c)       The amount, if any, of a Limited Partner’s LP Pro Rata Share that such Limited Partner elects to receive in cash is referred to as the “Cash Portion.” The amount, if any, of a Limited Partner’s LP Pro Rata Share that such Limited Partner elects to receive in shares of Common Stock is referred to as the “Stock Portion.” In the event a Limited Partner elects to receive a Stock Portion, such Limited Partner shall be entitled to receive a number of shares of Common Stock (such Limited Partner’s “LP Merger Shares”) equal to (i) the relevant Stock Portion, divided by (B) the Per Share Price; provided, however, that the total number of LP Merger Shares issuable to a Limited Partner at the Effective Time shall be subject to adjustment downward for fractional shares as provided in Sections 1.3(g) below.

Execution Version

(d)       At the Effective Time, the GP Interest held by the Fund GP shall be converted into a number of shares of Common Stock (the “GP Merger Shares” and, together with the LP Merger Shares, the “Merger Shares”) equal to (i) the GP Total Dollar Value Merger Amount, divided by (ii) the Per Share Price; provided, however, that the total number of GP Merger Shares issuable to the Fund GP at the Effective Time shall be subject to adjustment downward for fractional shares as provided in Sections 1.3(g) below.

(e)       At the Effective Time, by virtue of the Merger and without any further action on the part of the Fund, the Corporation, the Limited Partners, the Fund GP or the Stockholder, the shares of Common Stock owned by the Stockholder shall remain issued and outstanding as a share of Common Stock of the Corporation, as the Surviving Entity.

(f)        Promptly following the Effective Time, the Corporation will (i) deliver to each Limited Partner the Cash Portion, if any, to which such Limited Partner is entitled in accordance with Section 1.3(c), (ii) issue to each Limited Partner the number of LP Merger Shares, if any, to which such Limited Partner is entitled pursuant to Section 1.3(c), and (iii) issue to the Fund GP the number of GP Merger Shares to which the Fund GP is entitled pursuant to Section 1.3(d).

(g)       Notwithstanding Section 1.3(c) and section 1.3(d) above, no fraction of a share of Common Stock shall be issued to a Limited Partner or to the Fund GP. If any Limited Partner or the Fund GP would otherwise have been entitled to receive a fraction of a share of Common Stock with respect to the aggregate number of Merger Shares to be issued to such Limited Partner pursuant to Section 1.3(c) or to the Fund GP pursuant to Section 1.3(d), such Limited Partner or the Fund GP, as applicable, shall be entitled to receive a cash payment with respect to such fractional share in an amount equal to the product of (i) the relevant fraction, multiplied by (ii) $the Per Share Price. The payment of cash to the Limited Partners or the Fund GP in lieu of fractional shares of Common Stock is not separately bargained for consideration and is being made solely for the purpose of saving the Corporation the expense and inconvenience of issuing and transferring fractional shares of Common Stock.

ARTICLE II
CLOSING

Section 2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time and place as the parties to this Agreement may agree.

Section 2.2 Effective Time. Contemporaneously with the Closing, the Corporation shall file or cause to be filed (a) articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation for the State of Maryland (“SDAT”), and (b) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective at the time (the “Effective Time”) set forth in the Articles of Merger and Certificate of Merger.

Execution Version

ARTICLE III
REPRESENTATIONS AND WARRANTIES

OF THE CORPORATION

The Corporation hereby represents and warrants to the Fund as follows:

Section 3.1 Organization and Good Standing. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to conduct its business as it is now being conducted.

Section 3.2 Authority. This Agreement constitutes the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms. The Corporation has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and the Stockholder.

Section 3.3 Valid Issuance of Merger Shares. The Merger Shares to be issued hereunder have been duly and validly authorized, and will be duly and validly issued, fully paid and nonassessable when issued upon conversion of the LP Interests and the GP Interest pursuant to this Agreement, and will be free of any restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and any agreement entered into, or to be entered into, by a Limited Partner, the Fund GP or any equity owner of the Fund GP with respect to the Merger Shares to be received by it.

Section 3.4 No Conflict. Subject to receipt of the consents and approvals referred to in the following sentence, neither the execution and delivery of this Agreement by the Corporation nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with the Certificate of Incorporation or Bylaws of the Corporation as in effect immediately prior to the Effective Time, (ii) conflict with any legal requirement or order of any court or governmental authority to which the Corporation is subject, or (iii) breach any provision of any material contract to which the Corporation is a party, except in the case of the foregoing (ii) or (iii) to the extent such conflict or breach would not, individually or in the aggregate, have a material adverse effect on the Corporation or its ability to consummate the Merger and the other transactions contemplated hereby. Except for the approval of the Board of Directors and the Stockholder (each of which approvals has already been obtained), the Corporation is not required to obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Execution Version

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE FUND AND THE FUND GP

Each of the Fund and the Fund GP represents and warrants to the Corporation as follows:

Section 4.1 Organization and Good Standing. The Fund is a limited partnership duly formed and in good standing under the laws of the State of Delaware, with full limited partnership power and authority to conduct its business as it is now being conducted. The Fund GP is a limited liability company duly formed and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted.

Section 4.2 Authority.

(a)               This Agreement constitutes the valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms. The Fund has all requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Fund and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized and approved under the Partnership Agreement and the DRULPA.

(b)               This Agreement constitutes the valid and binding obligation of the Fund GP, enforceable against the Fund GP in accordance with its terms. The Fund GP has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Fund GP and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved under the Fund GP’s organizational documents and the DLLCA.

Section 4.3 No Conflict.

(a)               Subject to receipt of the consents and approvals referred to in the following sentence, neither the execution and delivery of this Agreement by the Fund nor the consummation of the Merger or the other transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with the Partnership Agreement or the certificate of formation of the Fund, (ii) conflict with any legal requirement or order of any court or governmental authority to which the Fund is subject, (iii) breach any provision of any material contract to which the Fund is a party, except in the case of the foregoing (ii) or (iii) to the extent such conflict or breach would not, individually or in the aggregate, have a material adverse effect on the Fund or its ability to consummate the Merger or the other transactions contemplated hereby. Except for the approval of the Fund GP (which approval has already been obtained), the Fund is not and will not be required to obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

(b)               Neither the execution and delivery of this Agreement by the Fund GP nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with the Fund GP’s organizational documents, (ii) conflict with any legal requirement or order of any court or governmental authority to which the Fund GP is subject, (iii) breach any provision of any material contract to which the Fund GP is a party, except in the case of the foregoing (ii) or (iii) to the extent such conflict or breach would not, individually or in the aggregate, have a material adverse effect on the Fund GP’s ability to consummate the transactions contemplated hereby. The Fund is not and will not be required to obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions under this Agreement.

Execution Version

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of the Fund and the Fund GP. The obligation of the Fund and the Fund GP to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (which may be waived in writing, in whole or in part, by the Fund and the Fund GP):

(a)        Representations and Warranties. The representations and warranties of the Corporation in Article III must be true and correct in all material respects immediately prior to the Closing.

(b)        Performance of Obligations. The Corporation shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 5.2 Conditions to Obligations of the Corporation. The obligation of the Corporation to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (which may be waived in writing, in whole or in part, by the Corporation):

(a)       Representations and Warranties. The representations and warranties of the Fund and the Fund GP in Article IV must be true and correct in all material respects immediately prior to the Closing.

(b)        Performance of Obligations. Each of the Fund and the Fund GP shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1 Cooperation. Each of the Corporation, the Fund and the Fund GP shall cooperate with each other and take such actions as may be reasonably necessary or appropriate to effect the transactions contemplated by this Agreement.

Section 6.2 Survival. None of the representations and warranties, nor any covenant to be performed prior to the Effective Time, set forth herein, shall survive the Effective Time.

Execution Version

Section 6.3 Termination; Abandonment. (a) Prior to the Effective Time, by written notice, this Agreement may be terminated by either the Fund (acting through the Fund GP) and the Fund GP, on the one hand, or the Corporation (acting through the Board of Directors), on the other hand, if the Closing has not occurred on or before March 31, 2020.

(b)       Anything herein to the contrary notwithstanding, this Agreement may be abandoned and terminated at any time prior to the Effective Time, regardless of whether the requisite consents and approvals have been obtained, by mutual consent of the Fund (acting through the Fund GP), the Fund GP and the Corporation (by a vote of the Board of Directors), which mutual consent is set forth in a written instrument signed by a duly authorized officer of the Fund, the Fund GP and the Corporation.

Section 6.4 Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.

Section 6.5 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements between the parties with respect to its subject matter. Subject to applicable law, this Agreement may be amended at any time prior to the Effective Time, regardless of whether the requisite consents and approvals have been obtained, by mutual consent of the Fund (acting through the Fund GP), the Fund GP and the Corporation (by a vote of the Board of Directors) which mutual consent is set forth in a written instrument signed by a duly authorized officer of the Fund, the Fund GP and the Corporation. Without in any way limiting the foregoing, to the extent permitted by applicable law, this Agreement shall be amended by the parties if required by the United States Securities and Exchange Commission to comply with any provision of the 1940 Act.

Section 6.6 Assignment; Binding Effect; No Third Party Beneficiaries. To the fullest extent permitted by law, this Agreement may not be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 6.6.

Section 6.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

Section 6.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of law provisions thereof.

Execution Version

Section 6.9 Construction. The parties hereto intend that the language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and, to the fullest extent permitted by law, intend that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

Section 6.10 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 6.11 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (i) personally, (ii) by facsimile with confirmation of transmission by the transmitting equipment, or (iii) by certified or registered mail (postage prepaid, return receipt requested), and will be deemed given when so delivered personally or by facsimile, or if mailed, three (3) days after the date of mailing, to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Fund and/or the Fund GP:

Trinity Partners IV, LLC

3075 West Ray Road

Suite 525

Chandler, AZ 85226

Phone: (480) 374-5350

Contact: Steven L. Brown

Email: trincap@trincapinvestment.com

If to the Corporation:

Trinity Capital Inc.

3075 West Ray Road

Suite 525

Chandler, AZ 85226

Phone: (480) 374-5350

Contact: Steven L. Brown

Email: trincap@trincapinvestment.com

[Signature pages follow]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRINITY CAPITAL INC. a Maryland corporation

By:	/s/ Steven L. Brown
Name:	Steven L. Brown
Its:	Chief Executive Officer

TRINITY CAPITAL FUND IV, L.P.,
a Delaware limited partnership

By:	Trinity Partners IV, LLC,
as General Partner

By:	/s/ Steven L. Brown
Name:	Steven L. Brown
Its:	Managing Member

TRINITY PARTNERS IV, LLC, A Delaware Limited Liability Company

By:	/s/ Steven L. Brown
Name:	Steven L. Brown
Its:	Managing Member

[Signature page – Fund IV merger agreement]